Exhibit 10.2
AMENDMENT NO. 2
TO
QUANTUM CORPORATION
2021 INDUCEMENT PLAN
RECITALS
A.On February 1, 2021 the board of directors (the Board) of Quantum Corporation, a Delaware corporation (the Company) adopted the Quantum Corporation 2021 Inducement Plan (the Plan).
B.On December 30, 2022, the Leadership and Compensation Committee of the Board (the Committee) approved an amendment to the Plan to increase the number of shares of Common Stock of the Company authorized for issuance thereunder to 1,500,000 shares, pursuant to its authority under the Leadership and Compensation Committee Charter and Section 18(a) of the Plan.
C.On January 7, 2026 (the Effective Date), the Committee approved an amendment to the Plan to increase the number of shares of Common Stock of the Company authorized for issuance thereunder to 200,000 shares (reflective of the adjustment of the 1-share-for-20-shares reverse stock split executed in 2024), pursuant to its authority under the Leadership and Compensation Committee Charter and Section 18(a) of the Plan.
AMENDMENT
1.Section 3(a) of the Plan is hereby amended and restated as follows:
“Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan shall equal 200,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.”
2.Except as set forth in this amendment, the Plan shall be unaffected hereby and shall remain in full force and effect.
IN WITNESS WHEREOF, the Company has executed this Amendment No. 2 to the Quantum Corporation 2021 Inducement Plan on January 8, 2026.

QUANTUM CORPORATION

By:	/s/ Tara Ilges
Tara Ilges
Vice President, Corporate Affairs and
Corporate Secretary